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                                AMENDMENT
                                   TO
                        STOCK PURCHASE AGREEMENT
                        ------------------------

            THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this
"Amendment"), dated as of June 23, 1997, is entered into by and among Transamerica Corporation, a Delaware corporation ("Parent"), Transamerica Finance Corporation, a Delaware corporation ("Seller"), Transamerica Financial Services Holding Company, a Delaware corporation ("TFS"), Household Acquisition Corp., a Delaware corporation ("Purchaser"), and Household International, Inc., a Delaware corporation ("Household International" and together with Parent, Seller, TFS and Purchaser, the "Parties").

                                RECITALS

            WHEREAS, the Parties have entered into that certain Stock Purchase Agreement, dated as of May 20, 1997 (the "Agreement"), pursuant to which Purchaser has agreed to purchase from Seller all of the issued and outstanding capital stock of TFS; and

            WHEREAS, the Parties now desire to amend the Agreement in certain respects as reflected herein;

            NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                               AGREEMENT

      1. Amendments to Section 1.1. Section 1.1 of the Agreement is hereby amended as follows:

            (a) Clause (g) of the definition of "Excluded Loans" is amended and restated in its entirety to read as follows:

           "(g) each loan held by a TFS Company (and not otherwise described in any of clauses (a) through (f) of this sentence) as to which a voluntary or involuntary bankruptcy case has been commenced with respect to the borrower on or after the origination date of such loan and on or prior to the date of the Closing Balance Sheet which case has not (i) been dismissed, (ii) resulted in a plan confirmed by the Bankruptcy Court under Chapter 11, 12 or 13 of the U.S. Bankruptcy Code (the "Bankruptcy Code") or
      (iii) resulted in the granting of a discharge under Chapter 7 of the Bankruptcy Code of such borrower's obligations in respect of such loan;"

            (b) The definition of "TFS Subsidiaries" is amended and restated in its entirety to read as follows:

            ""TFS Subsidiaries" shall mean all of the TFS Direct
      Subsidiaries."

            (c) The definition of "TFS Direct Subsidiaries" shall be amended by deleting therefrom "Pacific Service Escrow, Inc., a Delaware corporation;"

            (d) The definition of "TFS Indirect Subsidiary" is deleted in its entirety.

            (e) There shall be added to Section 1.1 of the Agreement a new definition of "Pacific Service" which shall read in its entirety as follows:

            ""Pacific Service" shall mean Pacific Service Escrow Inc., a Delaware corporation."

            (f) There shall be added to Section 1.1 of the Agreement a new definition of "Amendment" which shall read in its entirety as follows:

            ""Amendment" shall mean the Amendment to this Agreement, dated as of June 23, 1997, by and among Parent, Seller, TFS, Household International and Purchaser."

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      2.    Amendment to Section 2.1.  Section 2.1 of the Agreement is hereby amended by (i) deleting therefrom "$3,959,353,259" and substituting therefor "$3,860,046,666" and (ii) adding a new sentence at the end thereof that reads in its entirety as follows: "The parties acknowledge and agree that the $3,860,046,666 Purchase Price reflects all adjustments contemplated by
Section 2.3 and an agreed adjustment of __________ related to the amendment to clause (g) of the definition of Excluded Loans."

      3. Amendment to Section 2.3. Section 2.3(b)(ii) of the Agreement is hereby amended by deleting therefrom "Section 16.14" and substituting therefor "Section 16.13".

      4.    New Section 2.6.  There shall be added to the Agreement a new
Section 2.6 which shall read in its entirety as follows:

            "Section 2.6     Post-Closing Purchase Price Adjustment.  If
            within ninety (90) days after the Closing Date Purchaser determines that the Loan Receivables for all Loans held by the TFS Companies as of May 31, 1997 which are excluded from the definition of Excluded Loans pursuant to subclauses (i), (ii) or (iii) of clause (g) of the definition of Excluded Loans exceed $___________, and demonstrates this excess to Parent's and Seller's reasonable satisfaction (after making available sufficient detail and supporting information to enable Parent and Seller to review and evaluate Purchaser's calculations), then promptly thereafter Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser in writing, an amount equal to (i) the amount in excess of ____________ multiplied by (ii) ____; provided, however, that such payment shall not exceed ________.

      5. Amendment to Section 3.1. Section 3.1 of the Agreement is hereby amended by adding a new sentence to the end thereof that reads in its entirety as follows:

            "The Closing shall be effective as of 5:01 p.m., Pacific Time, on the Closing Date."

      6. Amendment to Section 4.7. Section 4.7(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

           "(c) [RESERVED]."

      7.    New Section 8.11.  There shall be added to the Agreement a new
Section 8.11 which shall read in its entirety as follows:

           "Section 8.11 Pacific Service. Immediately following the Closing, Seller shall cooperate with Household International and the TFS Companies in their efforts to employ the employees of Pacific Service. Notwithstanding anything to the contrary contained in this Agreement, all employees of Pacific Service shall, from and after the date on which such employees cease employment with Pacific Service, be deemed to be, and shall be treated for all purposes of this Agreement as, Company Employees. Household International and
      Purchaser agree that, if requested by Pacific Service on or before the date which is the two-year anniversary of the Closing Date, they shall cause all the former Pacific Service employees who are then employees of Household International, Purchaser, any of the TFS Companies or any other Affiliates of Household International to reasonably cooperate with and assist Pacific Service in connection with any audit of Pacific Service required under California law and the servicing and closing of escrow accounts open on the Closing Date."

      8.    New Section 8.12.  There shall be added to the Agreement a new
Section 8.11 which shall read in its entirety as follows:

            "Section 8.12  IS Employees.

           (a) On or before the Closing Date, Parent shall take all reasonable actions to cause each of the employees of a TFS Company employed in the Information Services Department at TFS Headquarters (collectively, the "IS Employees") to become an employee of Parent or one of its Affiliates that is not a TFS Company (the "IS
      Employer").  Following the Closing, the IS Employees shall perform such services for TFS and its Affiliates as are necessary for Parent and Seller to fulfill their obligations to Household International
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      and Purchaser under the Services Support Agreement.  In consideration for such services, the fully allocated direct costs to the IS
      Employer of IS Employees shall be included in determining the Servicing Fee pursuant to Section 3.1 of the Services Support Agreement.

           (b) Notwithstanding anything to the contrary contained in this Agreement or the Services Support Agreement, in addition to the Servicing Fee (as defined in the Services Support Agreement), Purchaser and Household International shall be responsible for all direct and indirect costs and expenses incurred by Parent, Seller, any TFS Company or the IS Employer on or after the Closing Date relating to the following (the "Additional IS Employee Expenses"):
      (i) separation and retention pay (provided, however, that Purchaser and Household International shall only be required to pay ____ of such costs and expenses attributable to the 64 IS Employees added to the Special Retention and Severance Plan for such employees on June 20, 1997, and (ii) the full cost, on an ongoing or present value basis, of disability payments and medical claims for any IS Employee who has incurred on or after the Closing a disability while an IS Employee. Purchaser and Household International jointly and severally agree that, within 10 days after delivery by the IS Employer of any invoice for Additional IS Employee Expenses or IS Employee Indemnified Costs (defined below), they shall pay to the IS Employer the amount shown on such invoice as due and payable.

           (c)  Notwithstanding anything to the contrary contained in
      Article XII, Purchaser and Household International shall jointly and severally indemnify Parent, Seller, and their Affiliates, officers, directors, employees, agents, successors, and assigns, and related entities for, and hold each of such Persons harmless against, and reimburse them promptly upon request for, any and all Indemnified Costs arising in connection with or resulting from claims based in any way on the employer-employee relationship (including the termination of such relationship for any reason or no reason) between any IS Employee and the IS Employer ("IS Employee Indemnified Costs"); provided, however, that Purchaser and Household shall not be liable for any Indemnified Costs arising in connection with or resulting from claims based on: (i) intentional misconduct by any IS
      Employer; (ii) wrongful conduct by any IS Employer that occurs on or before 60 days after the Conversion Date and is unrelated to employee terminations; and (iii) wrongful conduct by any IS Employer that occurs after 60 days after the Conversion Date."

      9. New Section 8.13. there shall be added to the Agreement a new Section 8.13 which shall read in its entirety as follows:

            "Section 8.13 Special Retention Incentive Program Payments. Purchaser shall, within two (2) Business Days of the Closing Date, pay by wire transfer of immediately available funds denominated in U.S. dollars to Seller's Account _____________ reflecting checks issued by Parent relating to payments under the Special Retention Incentive Program."

      10    New Section 12.3.  Section 12.3(h) of the Agreement is hereby amended by adding the following to the end of such section:

            "or (with respect to claims filed and served upon any of the TFS Companies prior to the Closing Date) Section 12.1(a)(iv)."

      11. Amendment to Section 16.13. Section 16.13 of the Agreement is hereby amended by deleting therefrom "Section 2.3" and substituting therefor "Sections 2.3 or 2.6".

      12.   Purchase and Sale of TFS Software.  Notwithstanding anything to the contrary that may be contained in the Agreement, immediately after the Closing, Household International and Purchaser agree to cause each of the TFS Companies to sell, convey, assign, transfer and deliver to Seller or any of its Affiliates designated by Seller, and Seller and any such Affiliates agree to purchase, accept and acquire from the TFS Companies immediately following the Closing all right, title and interest of each TFS Company to any and all computer software owned or otherwise held by such TFS Company on the Closing Date (the "TFS Software"), for a purchase price of _____ pursuant to a Bill of Sale in the form attached as Exhibit A hereto. The purchase and sale of the TFS Software shall be made without representation or warranty by Household International or Purchaser of any kind. Upon payment of said purchase price, Household International and Purchaser shall cause the applicable TFS Companies to deliver the TFS Software to Seller or any designated Affiliate of Seller.
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      13.   Defined Terms.  Except as otherwise provided herein, initially capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

      14. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.

      15. Counterparts. This Amendment may be executed in one or more counterparts, all of which will constitute one and the same instrument.

      16. Effect On Agreement. Except as amended hereby, the Agreement shall continue unmodified and in full force and effect.

            IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their duly authorized officers, as of the day and year first above written.

                              TRANSAMERICA CORPORATION

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------

                              TRANSAMERICA FINANCE CORPORATION

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------

                              TRANSAMERICA FINANCIAL SERVICES
                              HOLDING COMPANY

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------

                              HOUSEHOLD INTERNATIONAL, INC.

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------

                              HOUSEHOLD ACQUISITION CORP.

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------